                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                              HUBBELL INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

LOGO

HUBBELL INCORPORATED
584 Derby Milford Road, Orange, Connecticut 06477-4024
--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 1996
--------------------------------------------------------------------------------

TO THE SHAREHOLDERS:

         Notice is hereby given that the Annual Meeting of Shareholders of Hubbell Incorporated (the "Company") will be held at the Company's Pulse Communications, Inc. facility, 2900 Towerview Road, Herndon, Virginia 22071, on Monday, May 6, 1996 at 11:00 A.M. local time for the purpose of considering and acting upon the following:

         1. Election of Directors of the Company for the ensuing year, to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors may be elected and qualified.

         The following persons have been designated by the Board of Directors for nomination as Directors:

E. Richard Brooks              Malcolm Wallop                 Joel S. Hoffman
George W. Edwards, Jr.         Daniel J. Meyer                G. Jackson Ratcliffe
Andrew McNally IV              Horace G. McDonell             John A. Urquhart

         2. The ratification of the selection of independent accountants to examine the annual financial statements for the Company for the year 1996.

         3. An amendment to, and restatement of, the Company's Restated Certificate of Incorporation.

         4.  An amendment to the Company's Incentive Compensation Plan.

         5. Adoption of the Company's Senior Executive Incentive Compensation Plan.

         6. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

     Accompanying this Notice of Annual Meeting is a form of proxy and a proxy statement. Copies of the Company's Annual Report for the year ended December 31, 1995 have been mailed under separate cover to all shareholders.
--------------------------------------------------------------------------------

IMPORTANT: IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. THEREFORE, PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

     The Board of Directors has fixed the close of business on March 15, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournments thereof. The transfer books will not be closed.

                       By order of the Board of Directors

                                                      RICHARD W. DAVIES
                                                       Vice President,
                                                     General Counsel and
                                                          Secretary

Dated:  March 22, 1996

                              HUBBELL INCORPORATED

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 6, 1996
                               ------------------


     The accompanying proxy is solicited by and on behalf of the Board of Directors of Hubbell Incorporated, a Connecticut corporation (the "Company"), to be voted at its Annual Meeting of Shareholders to be held at the Company's Pulse Communications, Inc. facility, 2900 Towerview Road, Herndon, Virginia 22071, on Monday, May 6, 1996, and any adjournments thereof. Commencing on or about March 29, 1996, copies of this Proxy Statement and the proxy form are being mailed to all shareholders. Copies of the Company's Annual Report for 1995 have been mailed under separate cover to all shareholders.


     Any shareholder executing a proxy may revoke it at any time prior to its use. The Company will treat any duly executed proxy as not revoked until it receives a duly executed instrument revoking it, or a duly executed proxy bearing a later date or, in the case of death or incapacity of the person executing the same, written notice thereof. A proxy also may be revoked by voting by ballot at the annual meeting.

                    VOTING RIGHTS AND SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The record date for the determination of shareholders entitled to vote at the meeting is the close of business on March 15, 1996. On March 15, 1996, the Company had outstanding 5,771,196 shares of Class A Common Stock, par value $.01 per share, and 27,174,057 shares of Class B Common Stock, par value $.01 per share, and no other voting securities. Each share of Class A Common Stock is entitled to twenty votes and each share of Class B Common Stock is entitled to one vote. The vote required for each proposal to be acted upon at this meeting is set forth in the description of that proposal.


     The following table sets forth as of March 15, 1996, or such other date as indicated in the table, each of the persons known to the Company to own beneficially shares representing more than 5% of any class of the Company's outstanding voting securities, with the percent of class stated therein being based upon the outstanding shares on March 15, 1996.


                                                               AMOUNT AND
                                                               NATURE OF
                                 NAME AND ADDRESS OF           BENEFICIAL           PERCENT
    TITLE OF CLASS                 BENEFICIAL OWNER            OWNERSHIP            OF CLASS
-----------------------          -------------------           -----------          --------
Class A Common Stock     Andrew McNally IV, G. J. Ratcliffe,   1,367,120(1)(2)(4)    23.69%
                           and John A. Urquhart, as trustees
                           under a Trust Indenture dated
                           September 2, 1957 made by Louie E.
                           Roche (the "Roche Trust"), c/o
                           Hubbell Incorporated, 584 Derby
                           Milford Road, Orange, Connecticut
                           06477

                                                               AMOUNT AND
                                                               NATURE OF
                                 NAME AND ADDRESS OF           BENEFICIAL           PERCENT
    TITLE OF CLASS                 BENEFICIAL OWNER            OWNERSHIP            OF CLASS
    --------------               -------------------           -----------          --------
Class A Common Stock     Andrew McNally IV, G. J. Ratcliffe,     927,920(2)(3)(4)    16.08%
                           and John A. Urquhart, as trustees
                           under a Trust Indenture dated
                           August 23, 1957 made by Harvey
                           Hubbell (the "Hubbell Trust"), c/o
                           Hubbell Incorporated, 584 Derby
                           Milford Road, Orange, Connecticut
                           06477

Class B Common Stock     Delaware Management Holdings, Inc.    1,474,900(5)            5.43
                           2005 Market Street, Philadelphia,
                           Pennsylvania 19103


---------------

     (1) The beneficiaries of such trust are the issue of Harvey Hubbell and their spouses.

     (2) The Trust Indenture requires that, so long as no bank or trust company is acting as a trustee, there shall be three individuals acting as trustees, each of whom, so long as any securities of the Company are held by the trust, must be an officer or Director of the Company. The Trust Indenture provides that successor trustees are to be appointed by the trustees then in office. The trustees have shared voting and investment power with respect to the securities of the Company held in such trust.

     (3) The beneficiaries of such trust are Virginia H. Leighton during her life and thereafter the issue of Harvey Hubbell.

     (4) In addition, Messrs. McNally, Ratcliffe, and Urquhart beneficially own shares of the Company's Common Stock. Mr. Ratcliffe holds unexercised options for the purchase of the Company's Common Stock and is a Trustee of the Harvey Hubbell Foundation which owns 53,152 shares of Class A Common Stock and 14,679 shares of Class B Common Stock. (See "Election of Directors" and table captioned "Aggregated Options/SAR Exercises During 1995 Fiscal Year and Fiscal Year-End Option/SAR Values".)


     (5) The Company has been advised by Delaware Management Holdings, Inc. that as of March 13, 1996, it had aggregate beneficial ownership of 1,474,900 Class B Common shares with sole voting power for 605,630 of such shares, and sole dispositive power for 1,400,649 of such shares.


                               ------------------

     The following table sets forth as of March 15, 1996, the equity securities of the Company beneficially owned by each of the Directors and named executive officers of the Company, and by all Directors and executive officers of the Company as a group (14 persons):


                                                                    AMOUNT AND
                                                                    NATURE OF             PERCENT
                                                                    BENEFICIAL              OF
                NAME                       TITLE OF CLASS        OWNERSHIP(1)(2)           CLASS
            ------------                 ------------------      ---------------          --------
E. Richard Brooks....................   Class A Common                    300               0.01%

George W. Edwards, Jr. ..............   Class A Common                    500               0.01
                                        Class B Common                     78                 --

Joel S. Hoffman......................   Class A Common                  1,218               0.02
                                        Class B Common                    223                 --

Horace G. McDonell...................   Class A Common                    500               0.01
                                        Class B Common                    136                 --

Andrew McNally IV....................   Class A Common              2,295,040(3)           39.77
                                        Class B Common                119,008(4)            0.44

Daniel J. Meyer......................   Class B Common                    363                 --

G. Jackson Ratcliffe.................   Class A Common              2,410,336(3)(5)        41.76
                                        Class B Common                326,438(4)(6)         1.20

John A. Urquhart.....................   Class A Common              2,295,040(3)           39.77
                                        Class B Common                116,365(4)            0.43

Malcolm Wallop.......................   --                                 --                 --

Vincent R. Petrecca..................   Class A Common                 51,330               0.89
                                        Class B Common                115,453               0.42

Harry B. Rowell, Jr. ................   Class A Common                 91,077(5)            1.58
                                        Class B Common                114,049(6)            0.42

Thomas H. Pluff......................   Class A Common                  4,714               0.08
                                        Class B Common                 28,092               0.10

Richard W. Davies....................   Class A Common                 70,927(5)            1.23
                                        Class B Common                 45,796(6)            0.17

All Directors and executive officers
  as a group.........................   Class A Common              2,534,348(3)(5)        43.91
                                        Class B Common                631,255(4)(6)         2.32


---------------


(1) The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated and include the following shares obtainable within sixty days of March 15, 1996 by the exercise of stock options pursuant to the Company's 1973 Stock Option Plan for Key Employees (the "1973 Plan"): Mr. Ratcliffe -- 131,075 shares of Class B Common, Mr. Petrecca -- 30,000 shares of Class A Common and 83,467 shares of Class B Common, Mr. Rowell -- 20,200 shares of Class A Common and 75,464 shares of Class B Common, Mr. Pluff -- 2,000 shares of Class A Common and 27,866 shares of Class B Common, and Mr. Davies -- 8,500 shares of Class A Common and 21,467 shares of Class B Common; all executive officers as a group -- 69,950 shares of Class A Common Stock and 362,645 shares of Class B Common Stock.

(2) Does not include share units (each representing one share each of Class A Common Stock and Class B Common Stock) credited to and held under the Company's deferred compensation program for Directors who are not employees of the Company, as discussed below under "Compensation of Directors". As of March 15, 1996, the following stock units have been credited under the deferred compensation program: Mr. Brooks -- 387; Mr. Edwards -- 1,494; Mr. Hoffman -- 2,643; Mr. McDonell -- 4,294; Mr. McNally -- 7,401; Mr.
    Meyer -- 1,175; and Mr. Urquhart -- 189.


(3) Includes 1,367,120 shares of Class A Common Stock owned by the Roche Trust of which Messrs. McNally, Ratcliffe, and Urquhart are co-trustees and have shared voting and investment power; and 927,920 shares of Class A Common Stock owned by the Hubbell Trust of which Messrs. McNally, Ratcliffe, and Urquhart are co-trustees and have shared voting and investment power.

(4) Includes 68,356 shares of Class B Common Stock owned by the Roche Trust of which Messrs. McNally, Ratcliffe, and Urquhart are co-trustees and have shared voting and investment power; and 46,396 shares of Class B Common Stock owned by the Hubbell Trust of which Messrs. McNally, Ratcliffe, and Urquhart are co-trustees and have shared voting and investment power.

(5) Includes 53,152 shares of Class A Common Stock held by the Harvey Hubbell Foundation of which Messrs. Ratcliffe, Rowell and Davies are co-trustees and have shared voting and investment power.

(6) Includes 14,679 shares of Class B Common Stock held by the Harvey Hubbell Foundation of which Messrs. Ratcliffe, Rowell and Davies are co-trustees and have shared voting and investment power.

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the Board of Directors shall consist of not less than three nor more than eleven Directors who shall be elected annually by the shareholders. The Board has fixed the number of Directors at nine, and the following persons are proposed as Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. In the event that any of the nominees for Directors should become unavailable, it is intended that the shares represented by the proxies will be voted for such substitute nominees as may be nominated by the Board of Directors, unless the number of Directors constituting a full Board of Directors is reduced. The affirmative vote of a majority of the votes entitled to be cast at the meeting by holders of shares present or represented at the meeting and entitled to vote thereon is required to elect Directors. Abstentions and broker non-votes will have the effect of votes in opposition.

                                                                                   YEAR FIRST
                                                                                    BECAME A
        NAME             AGE(1)                PRINCIPAL OCCUPATION                 DIRECTOR
                         -------  ----------------------------------------------
G. Jackson Ratcliffe.....   59    Chairman of the Board, President and Chief          1980
                                  Executive Officer of the Company. Director of
                                    Aquarion Company, Praxair, Inc. and Olin
                                    Corporation.
E. Richard Brooks........   58    Chairman, President and Chief Executive             1993
                                  Officer of Central and South West Corporation
                                    (utility holding company).

                                                                                   YEAR FIRST
                                                                                    BECAME A
        NAME             AGE(1)                PRINCIPAL OCCUPATION                 DIRECTOR
                         -------  ----------------------------------------------
George W. Edwards,         56     Retired President and Chief Executive Officer       1990
  Jr. ...................         of The Kansas City Southern Railway Company
                                    (railroad). Director of El Paso Electric
                                    Company and Aquarion Company.
Joel S. Hoffman..........   57    Partner of Simpson Thacher and Bartlett, a New      1989
                                    York City law firm.
Horace G. McDonell.......   67    Retired Chairman and Chief Executive Officer        1985
                                  of The Perkin-Elmer Corporation (manufacturer
                                    of diverse high technology products).
                                    Director of Ethan Allen Interiors Inc.
Andrew McNally IV........   56    Chairman and Chief Executive Officer of Rand        1980
                                    McNally & Company (printing, publishing and
                                    map-making). Director of Borg Warner
                                    Security Corp., Mercury Finance, Morgan
                                    Stanley Funds, and Zenith Electronics Corp.
Daniel J. Meyer..........   59    Chairman of the Board and Chief Executive           1989
                                  Officer of Cincinnati Milacron Inc. (factory
                                    automation for metal working and plastics
                                    processing). Director of Star Banc
                                    Corporation and The E. W. Scripps Company.
John A. Urquhart.........   67    President of John A. Urquhart Associates            1991
                                  (management consultant) and Vice Chairman and
                                    a Director of Enron Corp. (natural gas
                                    pipeline system). Director of Teco Energy,
                                    Incorporated, a public utility holding
                                    company, and its subsidiary, Tampa Electric
                                    Company, Aquarion Company, and The Weir
                                    Group plc.
Malcolm Wallop...........   63    Chairman and President of Frontiers of Freedom      1995
                                    Foundation (non-profit foundation). Director
                                    of El Paso Natural Gas Company.


---------------

(1) As of March 15, 1996.

     Each of the individuals was elected as a Director by the shareholders of the Company.

     During the five years ended December 31, 1995, Messrs. Hoffman, Edwards, and McDonell have either been retired or held the principal occupation set forth above opposite their names.

     Mr. Ratcliffe has been Chairman of the Board since June 30, 1987, President and Chief Executive Officer since January 1, 1988, and prior to those dates had held various other offices.

     Mr. Brooks has served as Chairman and Chief Executive Officer of Central and South West Corporation since February, 1991, and as its President since September, 1990, and prior to those dates had held various other offices.

     Mr. McNally has served as Chairman of the Board of Rand McNally & Company since May, 1993, Chief Executive Officer since 1978, and President from 1974 to May, 1993.

     Mr. Meyer has served as Chief Executive Officer of Cincinnati Milacron Inc. since 1990, and as its Chairman of the Board since January 1, 1991. From 1987 to 1991, Mr. Meyer was President, and prior to those dates had held various other offices.

     Mr. Urquhart has served as Vice Chairman of Enron since August 1, 1991. He also served as Senior Vice President, General Electric Company Industrial & Power Systems from 1986 until his retirement in 1990, and prior to that date had held various other offices.

     Mr. Wallop has served as President of Frontiers of Freedom Foundation since January 2, 1995. From 1976 until his retirement on January 1, 1995, he served as a United States Senator from the State of Wyoming.

     Messrs. Brooks, Hoffman, McDonell, Meyer, and Wallop serve as members of the Audit Committee, with Mr. McDonell as Chairman. The Audit Committee, which consists of Directors who are not employees of the Company, met two times in 1995. The Audit Committee recommends to the Board of Directors of the Company the appointment of independent accountants to serve as auditors for the following year, subject to ratification by the shareholders at the Annual Meeting; meets periodically with the independent accountants, internal auditors, and appropriate personnel responsible for the management of the Company and subsidiary companies concerning the adequacy of internal controls and the objectivity of the financial reporting of the Company; and reviews and approves the scope of the audit and fees for audit and non-audit services performed by the independent accountants. The independent accountants and the Company's internal auditors each meet alone with the Audit Committee and have access at any time to the Audit Committee.

     Messrs. Edwards, Hoffman, McDonell, and Ratcliffe serve as members of the Executive Committee, with Mr. Ratcliffe as Chairman. The Executive Committee, which met once in 1995, exercises, during the intervals between the meetings of the Board of Directors, all the powers of the Board of Directors in the management of the business, properties and affairs of the Company, except certain powers enumerated in the By-Laws of the Company.

     Messrs. Edwards, McDonell, McNally IV, and Urquhart serve as members of the Compensation Committee, with Mr. Edwards as Chairman. The Compensation Committee, which met two times in 1995, is charged with the duties of recommending to the Board of Directors the remuneration (salary plus additional compensation and benefits) of the Chief Executive Officer and, after consultation with him, the remuneration of all other corporate officers; reviewing the remuneration for senior executives; approving stock option grants; recommending (for approval) to the Board of Directors pension changes, and other significant benefits or perquisites; reviewing the existing senior executive resources of the Company and the plans for the development of qualified candidates, and reporting to the Board of Directors annually; recommending to the Board of Directors (for approval) changes proposed by the Chief Executive Officer pertaining to organization structure or appointment of the Company's officers; and conducting annually with the Chief Executive Officer an appraisal of the performance of the Chief Executive Officer and reviewing the latter's appraisal of the performance of the other members of the Company's key management group.

     Messrs. Brooks, McNally, Meyer, Ratcliffe, Urquhart, and Wallop serve as members of the Finance Committee, with Mr. McNally as Chairman. The Finance Committee, which met two times in 1995, recommends to the Board of Directors of the Company proposals concerning long and short-term financing, material divestments and acquisitions, cash and stock dividend policies, programs to repurchase the Company's stock, stock splits, and other proposed changes in the Company's capital structure; periodically reviews the Company's capital expenditure policy and recommends changes to the Board of Directors, where appropriate, and, when requested by the Board of Directors, reviews and makes recommendations to the Board of Directors with respect to proposals concerning major capital expenditures and leasing arrangements; reviews annually the Company's insurance programs and their adequacy to protect against major losses and liabilities; reviews and monitors the administration and asset management of the Company's employee benefit plans, including the selection of investment and other advisors, the allocation of assets between fixed income and equity, and the performance of plan investment managers; and reviews and monitors the administration of the Company's cash and investment portfolios, including the Company's investment guideline policies.

     The Board of Directors does not have a nominating committee. This function is performed by the Board of Directors as a whole. The Company's By-Laws contain time limitations, procedures and requirements relating to shareholder nominations of Directors. Any shareholder who intends to bring before the annual meeting of shareholders any nomination for Director shall deliver not less than fifty days prior to the date of the meeting written notice to the Secretary of the Company setting forth specified information with respect to the shareholder and additional information as would be required under Securities and Exchange Commission ("SEC") regulations for a proxy statement used to solicit proxies for such nominee.

     Five meetings of the Board of Directors of the Company were held during the year ended December 31, 1995. During 1995, no Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees thereof of which he was a member.

                             EXECUTIVE COMPENSATION

CASH AND OTHER FORMS OF COMPENSATION

     The following table sets forth the aggregate cash and other compensation paid or accrued by the Company for services rendered in all capacities to the Company and its subsidiaries to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for the three fiscal years ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE


                                                                             LONG TERM
                                                                              COMPEN-
                                                 ANNUAL COMPENSATION          SATION
                                            -----------------------------   -----------
                                                                   OTHER    SECURITIES       ALL
                                                                  ANNUAL    UNDERLYING      OTHER
                                                                  COMPEN-    OPTIONS/      COMPEN-
    NAME AND PRINCIPAL POSITION      YEAR    SALARY    BONUS(1)   SATION      SARS(2)     SATION(3)
-----------------------------------  ----   --------   --------   -------   -----------   ---------
G.J. Ratcliffe.....................  1995   $500,000   $550,000   $4,297       50,000      $43,850
  Chairman of the Board, President   1994    456,190    450,000   15,034       52,500       42,833
  and Chief Executive Officer        1993    442,900    340,000    6,789       42,000       41,651
V. R. Petrecca.....................  1995    293,830    280,000      335       20,000        3,450
  Executive Vice President           1994    282,530    235,000    1,275       20,160        3,833
                                     1993    274,300    193,000    2,242       16,800        3,651
H. B. Rowell.......................  1995    287,410    270,000    1,805       20,000        3,450
  Executive Vice President           1994    276,350    210,000    5,945       20,160        3,833
                                     1993    268,300    190,000    5,326       16,800        3,651
T. H. Pluff........................  1995    223,910    100,000    3,655        8,000        3,450
  Group Vice President               1994    215,300     85,000    3,460        6,300        3,833
                                     1993    209,000     85,000    3,709        6,300        3,651
R. W. Davies.......................  1995    183,790     75,000    3,927        6,000        3,450
  Vice President, General Counsel    1994    164,700     64,800    3,814        5,670        3,833
  and Secretary                      1993    159,900     54,000    3,566        4,725        3,651


---------------
(1) Reflects bonus earned during fiscal year under the Company's incentive compensation plan; to maintain the deductibility in 1995 under regulations issued by the Internal Revenue Service pertaining to Internal Revenue Code ("Code") Section 162(m), payment of a portion of Mr. Ratcliffe's bonus was deferred.

(2) Class B Common Stock; option grants for 1994 and 1993 adjusted to reflect the 5% stock dividend effected on February 3, 1995.

(3) Includes (a) premiums under the Company's supplemental medical plan which provides for reimbursement of certain medical expenses not covered by the Company's group insurance policy and (b) Director's fees for Mr. Ratcliffe of $40,400 in 1995, $39,000 in 1994 and $38,000 in 1993.

                   OPTIONS/SAR GRANTS DURING 1995 FISCAL YEAR

     The following table provides information on option grants in fiscal 1995 to the named executive officers of the Company.

                                             INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                       --------------------------------------------------------------          VALUE AT
                         NUMBER OF         PERCENT OF                                       ASSUMED ANNUAL
                         SECURITIES           TOTAL                                      RATES OF STOCK PRICE
                         UNDERLYING       OPTIONS/SARS        EXERCISE                     APPRECIATION FOR
                          OPTIONS/         GRANTED TO         OR BASE                         OPTION TERM
                            SARS            EMPLOYEES          PRICE       EXPIRATION   -----------------------
         NAME            GRANTED(1)      IN FISCAL YEAR      ($/SHARE)        DATE        5%(2)        10%(2)
---------------------- --------------   -----------------   ------------   ----------   ----------   ----------
  G. J. Ratcliffe.....     50,000              13.2%          $ 64.125       12/11/05   $2,019,938   $5,097,938
  V. R. Petrecca......     20,000               5.3             64.125       12/11/05      807,975    2,039,175
  H. B. Rowell........     20,000               5.3             64.125       12/11/05      807,975    2,039,175
  T. H. Pluff.........      8,000               2.1             64.125       12/11/05      323,190      815,670
  R. W. Davies........      6,000               1.6             64.125       12/11/05      242,393      611,753

---------------
(1) Non-qualified options to acquire shares of Class B Common Stock of the Company were granted on December 12, 1995 at 100% of the fair market value of the Class B Common Stock on the date of grant. No portion of the option is exercisable before the first anniversary of the date of grant; on that anniversary and the two subsequent anniversaries of the date of grant the option becomes exercisable as to one-third of the total number of Class B Common shares covered by the option so that the option becomes fully exercisable commencing on the third anniversary of the date of grant. The exercise price of an option may be paid in cash or in shares of either the Company's Class A Common Stock or Class B Common Stock, or a combination thereof. The 1973 Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a "Change of Control" as defined in the 1973 Plan. In the event of a Change of Control, participants who are officers, and other participants who are designated by the Compensation Committee, would have the right to surrender their then exercisable options, including those accelerated (except any options which are incentive stock options granted prior to March 10, 1987) within the thirty-day period following the Change of Control and to receive in cash the amount by which the highest closing price within the sixty days preceding the Change of Control of the common stock underlying the option exceeds the option price for such common stock.

(2) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their ten-year term, assuming the specified compounded rates of appreciation on the Company's Class B Common Stock over the term of the options. These numbers do not take into account provisions of the options providing for cancellation of the option following termination of employment, nontransferability, or vesting over periods of up to three years.

            AGGREGATED OPTIONS/SAR EXERCISES DURING 1995 FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information on stock option exercises in fiscal 1995 by the named executive officers of the Company and the value of such officers' unexercised stock options at December 31, 1995.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                         OPTIONS/SARS AT FISCAL       IN-THE-MONEY OPTIONS/SARS AT
                           SHARES                               YEAR-END                   FISCAL YEAR-END(1)
                          ACQUIRED          VALUE      ---------------------------   ------------------------------
         NAME            ON EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-----------------------  -----------     -----------   -----------   -------------   -----------   ----------------
G. J. Ratcliffe........         0          $    --       169,856         99,000      $ 2,979,185       $798,813
V. R. Petrecca.........         0               --       114,960         39,040        2,837,575        311,505
H. B. Rowell...........         0               --        95,664         39,040        2,063,574        311,505
T. H. Pluff............         0               --        29,866         14,300          556,408        105,597
R. W. Davies...........         0               --        29,967         11,355          692,623         88,220

---------------
(1) Limited to in-the-money stock options.

                                 PENSION PLANS

     The Company has in effect a non-contributory defined benefit retirement plan for salaried employees ("Basic Plan") and a supplemental executive retirement plan ("SERP") which is an unfunded plan. Pension benefits are earned under both the Basic Plan and the SERP. The annual benefits under the Basic Plan are calculated as 1.50% of final compensation per year of total Company service, which includes both basic compensation and bonuses, reduced by 1.50% of primary social security benefit per year of service. SERP benefits are calculated as 5% of final total compensation (basic compensation and bonuses as reflected in the Salary and Bonus columns under the Summary Compensation Table on page 8 hereof) per year of SERP service up to a maximum of 50%, offset by benefits payable under the Basic Plan. No SERP benefit is payable if a participant terminates employment prior to age 55 with less than 10 years of SERP service. The following table illustrates annual pension benefits pursuant to the SERP (which is greater in each instance than benefits payable under the Basic Plan) under the joint and survivor annuity form upon retirement at age 65 to executive officers in the specified salary classifications:

TOTAL PENSION (ON 3 HIGHEST IN LAST 10 YEARS)
---------------------------------------------         ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED(1)(2)
               AVERAGE ANNUAL                     ------------------------------------------------------------
                COMPENSATION                       15 YRS.      20 YRS.     25 YRS.      30 YRS.      35 YRS.
---------------------------------------------     ---------    ---------    --------     --------     --------
                 $   200,000                      $ 100,000    $ 100,000    $100,000     $100,000     $100,000
                     400,000                        200,000      200,000     200,000      200,000      200,000
                     600,000                        300,000      300,000     300,000      300,000      300,000
                     800,000                        400,000      400,000     400,000      400,000      400,000
                   1,000,000                        500,000      500,000     500,000      500,000      500,000
                   1,200,000                        600,000      600,000     600,000      600,000      600,000
                   1,400,000                        700,000      700,000     700,000      700,000      700,000

---------------
(1) The estimated annual benefits are based upon the assumptions that the individual will remain in the employ of the Company until age 65 and that the plans will continue in their present form.

(2) Years of SERP Service at December 31, 1995:

                                       OFFICER                     SERVICE
                    ---------------------------------------------  -------
                    Mr. Ratcliffe................................     21
                    Mr. Petrecca.................................     11
                    Mr. Rowell...................................     16
                    Mr. Pluff....................................      6
                    Mr. Davies...................................     13

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The total direct compensation package for the Company's executives is made up of three elements: base salary, a short-term incentive program in the form of a discretionary, performance-based bonus, and a long-term incentive program in the form of stock options.

     Total direct compensation for the Chief Executive Officer and the four highest paid executive officers is based on the performance of the Company. The Compensation Committee also reviews compensation data provided by outside consultants. This data is provided for each element of the total direct compensation package for comparable positions within (i) companies in the S&P Electrical Equipment Index of similar size, and (ii) superior performing companies in general industry of comparable size and complexity.

     The Compensation Committee believes that the S&P Electrical Equipment Index, made up of seven companies, provides limited comparison data and the use of a broader database, including companies from general industry, ensure more accurate comparisons and results.

     Base salaries are determined by competitive data and individual levels of responsibility. Target levels for bonuses and stock options for each executive position are determined by competitive data; however, actual bonuses paid and the number of stock options granted each executive are based upon the achievement of Company financial plan goals which include factors such as net sales, net income, and earnings per share.

     In the past few years, the Company has adopted a more aggressive incentive-pay-for-performance posture. During this period, the competitive position, or emphasis, on base salaries has been lowered. Bonus and stock option opportunities thereby represent a greater portion in the total direct compensation package, enhancing the Company's goal of linking pay more directly to financial performance.

     While these comments are directed towards compensation for the Chief Executive Officer and the four highest paid executive officers, the Compensation Committee employs similar procedures to determine the compensation levels of other executives as well.

BASE SALARY

     The Company defines its market competitive position for base salaries as the 50th percentile. This represents a change within the past few years from a market competitive position of the 60th percentile for base salaries. To determine the salary for the Chief Executive Officer and the four highest paid executive officers, the Compensation Committee reviewed projected 1996 salary data for companies within our industry and superior performing companies of comparable size and complexity. Based upon this data, base salaries were established to approximate the 50th percentile for comparable positions in companies both within our industry and superior performing companies from general industry.

BONUS

     Bonuses are paid pursuant to the Company's short-term incentive compensation plan. Under the plan, 4% (5% for fiscal years commencing January 1, 1996 if the shareholders ratify the amendment to the plan as described herein) of the amount by which the Company's consolidated earnings, as defined in the plan, for each fiscal year exceeds 10% of the invested capital and long-term debt at the beginning of such fiscal year is allocated to a bonus pool to be paid out to participating employees, including the executive officers. Awards in varying amounts may be made from the pool at the discretion of the Compensation Committee.

     To establish target levels for executive officers' bonus awards, the Compensation Committee uses data provided by outside consultants for comparable positions at companies within our industry and companies from general industry with comparable performance characteristics such as return on net sales and return on equity.

     In determining the 1995 bonus award for each executive officer, the Compensation Committee's primary focus was the review of 1995 results with regard to net sales, pre-tax profit, and earnings per share, compared to actual results. The Compensation Committee recognized the success the Company has had in achieving non-financial goals in the Company's acquisition and restructuring programs, and in making strategic plan decisions, which are expected to result in long-term growth and benefit the shareholders. As noted, however, the Compensation Committee gave greater consideration to short-term results, recognizing the Company had a strong business year in 1995 in net sales, pre-tax profit, and earnings per share, in each case exceeding plan targets. As a result, the 1995 bonuses of the executive officers, including the Chief Executive Officer, have increased over the prior year.

STOCK OPTIONS

     The Compensation Committee believes that the holding of Company stock represents a unity of interest between executives and shareholders. In determining target levels for stock option grants for each senior executive, the Compensation Committee reviews data provided by an outside consultant. The data provided is on comparable position pay levels at companies of comparable size in financial performance and complexity. The actual number of stock option grants for each executive officer is based upon the financial performance of the Company, both in the short- and long-term. The Compensation Committee reviewed 1995 net sales, pre-tax profit and earnings per share. The Compensation Committee also reviewed long-term strategic plans which will position the Company for greater growth. In determining awards of stock option grants, the Compensation Committee does not consider the executive officer's unexercised stock option grants.

     In considering levels of stock option grants for the five highest paid executive officers, the primary focus was to link the executives' long-term compensation to the success of the Company's long-term strategic plans. The Compensation Committee recognized that the Company has been successful in positioning itself for long-term growth which will benefit shareholders. The Compensation Committee also recognized that certain strategic plan decisions previously made have had a positive impact on 1995 financial performance in the areas of net sales, pre-tax profit and earnings per share. As a result, 1995 stock option grants to certain executive officers reflected an increase over the prior year.

GENERAL MATTERS

     Effective January 1, 1994, Code Section 162(m) limits to $1 million annually the amount that can be deducted by a publicly held corporation for compensation paid to any of its top five executives (as indicated in the Summary Compensation Table for that year), unless the compensation in excess of $1 million is performance based or meets certain other conditions. In 1994, the Company amended the 1973 Plan to qualify the 1973 Plan as a performance based plan with respect to grants of options made at fair market value, but decided not to amend the Company's incentive compensation plan at that time. In December, 1995, the Compensation Committee recommended, and the Board of Directors approved, subject to shareholder approval at this meeting, the Hubbell Incorporated Senior Executive Incentive Compensation Plan, payments under which are intended to qualify as performance based compensation.

     The Compensation Committee believes that the total direct compensation package, base salary, bonus and stock options, is appropriate for the Company's executive officers and other executives, on the basis of competitive practice, along with the Company's performance against established short- and long-term financial performance goals.

                                            Compensation Committee
                                                 George W. Edwards, Jr.,
                                                 Chairman
                                                 Horace G. McDonell
                                                 Andrew McNally IV
                                                 John A. Urquhart

CORPORATE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Class B Common Stock during the five fiscal years ended December 31, 1995, with a cumulative total return on the Standard & Poor's 500 Composite Stock Index ("S&P 500 Composite Index") and the Standard & Poor's Electrical Equipment Index ("S&P Electrical Equipment Index"). The comparison assumes $100 was invested on January 1, 1991 in the Company's Class B Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    AMONG HUBBELL, S&P 500 COMPOSITE INDEX & S&P ELECTRICAL EQUIPMENT INDEX

      MEASUREMENT PERIOD         Hubbell        S & P 500      S & P Electrical
    (FISCAL YEAR COVERED)     Incorporated   Composite Index       Equipment
                              ------------   ---------------   ----------------
                                  100              100                100
1991                              138              130                133
1992                              147              140                145
1993                              147              154                175
1994                              142              156                177
1995                              200              215                249

EMPLOYMENT AGREEMENTS

     The Company has agreed to employ Mr. Ratcliffe for a three-year period and Messrs. V.R. Petrecca and H.B. Rowell, Jr., for a two-year period at the respective salaries (effective January 1, 1996) of $600,000, $306,000 and $300,000 per annum. The Agreements are automatically extended on a daily basis until notice of termination is given. The Company may increase their salary and grant them bonuses (which they presently receive by participation in the Company's incentive compensation plan described above). If their employment is terminated (other than for cause), or if the Executive terminates his employment for any of the reasons below, he is entitled to receive the present value (discounted at 120% of the short term federal rate) of the amounts which would be received over the remainder of the term of the Agreement if he received during that period an annual amount equal to the sum of (i) his current base salary and (ii) the average of the most recent bonuses that he received for the three prior fiscal years of the Company. The reasons for which the Executive may terminate his employment include: diminution in his authority (Mr. Ratcliffe), reduction in his compensation level or failure to increase his compensation commensurate with other senior executive officers, relocation or adverse modification of his benefits under bonus, benefit or other similar plans or of fringe benefits. In the event of his disability or death during the term of the Agreement he or his estate will be entitled to his per annum base salary for the remainder of the term of the Agreement less certain offsets. In addition, in the event of the Executive's discharge other than for cause or, if the Executive terminates his employment for any of the reasons described above, Executive would be entitled for the remainder of the employment term to (i) various medical and health plans, (ii) death and accidental death benefits,
(iii) office, secretarial and other benefits afforded to senior executives and
(iv) continued participation in the SERP.

SEVERANCE POLICY AND CHANGE OF CONTROL PROVISIONS

     The Company has a severance policy which covers corporate officers (other than Messrs. Ratcliffe, Petrecca and Rowell) and other individuals. The policy provides that if an eligible individual's employment is terminated (other than for cause), or if the eligible individual terminates his employment for any of the reasons noted below within three years after the occurrence of certain "Change of Control" events, he is entitled to receive the present value (discounted at 120% of the short term federal rate) of the severance amounts provided under the policy. The formula in the case of corporate officers is based upon eight weeks of base salary continuation for each full year of service, subject to a minimum of 26 weeks and a maximum of 104 weeks, with the formula amount reduced to 67% and 33% thereof, respectively, if termination occurs in the second and third year following the Change of Control event. In addition, upon such termination of employment, the eligible individual would be entitled to (a) a bonus of no less than his target bonus for the year in which the Change of Control occurs, pro rated for the number of months to such termination, and (b) for the period the base salary would have been continued even though paid as a lump sum (i) various medical and health plans, and (ii) death and accidental death benefits. The reasons for which the eligible individual may terminate his employment include: diminution in his authority, reduction in his compensation level, relocation or adverse modification of his benefits under bonus, benefit or similar plans.

     The Company's 1973 Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a "Change of Control" as defined in the 1973 Plan. (See footnote (1) to the table captioned "Options/SAR Grants During 1995 Fiscal Year.")

     Certain provisions of the SERP do not take effect until the occurrence of certain "Change of Control" events. Among others, provisions in the SERP providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); (ii) the forfeiture of benefits should a retired participant engage in certain proscribed competitive activities; (iii) the reduction in benefits upon the early retirement of a participant; and (iv) the off-set of amounts which a participant may then owe the Company against amounts then owing the participant under the SERP, are automatically deleted upon the occurrence of a Change of Control event. In addition, neither a participant's years of service with the Company (as calculated for the purpose of determining eligibility for benefits under the SERP), nor benefits accrued under the SERP prior to the Change of Control event, may be reduced after the occurrence of a Change of Control event.

COMPENSATION OF DIRECTORS

     Each Director receives $28,000 (plus an additional $3,000 for serving as a committee chairman) per year compensation from the Company plus $1,500 for each board meeting and $1,200 for each committee meeting attended, together with the expenses, if any, of such attendance. Directors also receive $1,500 for each rendition of consulting services otherwise than as part of a board or committee meeting. Mr. Wallop rendered such consulting services once during 1995. The Company and seven current Directors have entered into an agreement to defer receipt of all or a portion of such fees pursuant to a deferred compensation agreement providing for payment of the fees in cash or stock units (each stock unit consisting of one share each of the Company's Class A Common Stock and Class B Common Stock), subject to certain terms and conditions, upon their termination of service as Directors of the Company. Interest equivalents on payments deferred in the form of cash accrue quarterly at the prime interest rate. Dividend equivalents are paid on the stock units and are converted into additional stock units. Certain provisions of the deferred compensation program do not take effect until the occurrence of certain "Change of Control" events, as defined in the plan. After the occurrence of a Change of Control event, the plan may not be amended without the prior written consent of an affected participant and no termination of the plan shall have the effect of reducing any benefits accrued under the plan prior to such termination. Further, in the event of a Change of Control, any stock unit credited to a Director's account shall be immediately converted into a right to receive cash and shall thereafter be treated in all respects as part of such Director's cash account.

     The Company also has a retirement plan for Directors who are not employees or officers of the Company and who do not qualify to receive a retirement benefit under any pension plan of the Company or its subsidiaries ("Eligible Directors"). Under this plan, an Eligible Director retiring at or after age 70 with at least ten years of service as a Director is paid annually for life an amount equal to (i) his regular active service annual base retainer (the "Annual Retainer") in effect during the calendar year immediately preceding the year in which the retiring Director was last elected, (ii) an additional 10% of the Annual Retainer, and (iii) any additional amounts paid for service as Committee Chairman. A retiring Eligible Director who had reached age 70 and had served for at least five but less than ten years as a Director would be entitled to a reduced amount equal to 50% of his Annual Retainer in effect during the calendar year immediately preceding the year in which the retiring Director was last elected, plus 10% of such Annual Retainer for each year of service beyond five years up to a maximum of ten years. An Eligible Director who retires prior to age 70 with five or more years of service as a Director receives a retirement benefit commencing at age 70 calculated as described above on the basis of his Annual Retainer in effect during the calendar year immediately preceding his actual retirement date. The plan also provides that a Director who was a retiree of the Company whether or not qualified for a retirement benefit under any pension plan of the Company but who had at least five years of service as a Director subsequent to such retirement is entitled to a retirement benefit under the plan at a reduced amount equal to 25% of the Annual Retainer in effect during the calendar year immediately preceding the year in which the retiring Director was last elected. Benefits payable under this plan are not funded but are paid out of the general funds of the Company. Director contributions to this plan are not permitted. Certain provisions of the retirement plan do not take effect until the occurrence of certain "Change of Control" events, as defined in the plan. Among others, provisions in the plan providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); and (ii) the forfeiture of benefits should a retired participant engage in certain proscribed competitive activities, are automatically deleted upon the occurrence of a Change of Control event.

MATTERS RELATING TO DIRECTORS

     Mr. Hoffman, a Director of the Company, is a partner in the law firm of Simpson Thacher and Bartlett which rendered legal services to the Company during the fiscal year ended December 31, 1995.

                  PROPOSAL TO AMEND AND RESTATE THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION

     The Certificate of Incorporation of the Company, which was incorporated in Connecticut in 1905, was last restated in 1970. Since then, the Company's Restated Certificate of Incorporation has been amended on numerous occasions by action of the Board of Directors and the shareholders to, among other things, change the Company's name to Hubbell Incorporated, increase the Company's authorized common shares, limit the personal liability of Directors for monetary damages, and create the following three classes of preferred stock: (a) Series A $1.75 Cumulative Convertible Preferred Stock (redeemed in 1978), (b) Series B $1.75 Cumulative Convertible Preferred Stock (redeemed in 1978), and (c) Series C $2.06 Cumulative Convertible Preferred Stock (redeemed in 1988) (collectively hereinafter referred to as the "Preferred Stocks"). Due to these numerous amendments and the desire to reduce the Restated Certificate of Incorporation to its current operative provisions, at its meeting held on December 13, 1995, the Board of Directors of the Company, subject to shareholder approval at this meeting, approved (a) an amendment to the Company's Restated Certificate of Incorporation (i) eliminating Articles FOURTH E., F., and G. pertaining to the rights and preferences of the Preferred Stocks and (ii) changing Article SECOND to reflect that the Company is located in the Town of Orange, County of New Haven, Connecticut and (b) a restatement of the Restated Certificate of Incorporation so that it contains only its current operative provisions. The proposed amendment and restatement of the Restated Certificate of Incorporation is attached to this proxy statement as Exhibit A.

     The affirmative vote of a majority of the votes entitled to be cast by the outstanding shares is required to adopt the following resolution, which will become effective upon the filing of a certificate of amendment and restatement with the Secretary of the State of Connecticut (abstentions and broker non-votes will have the effect of votes in opposition):

     RESOLVED, that the Company's Restated Certificate of Incorporation be amended and restated to read in its entirety as set forth in Exhibit A.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

                        PROPOSAL TO AMEND THE COMPANY'S
                          INCENTIVE COMPENSATION PLAN

     At its meeting held on December 13, 1995, the Board of Directors of the Company, acting on the recommendation of the Compensation Committee of the Board of Directors, adopted the following amendments to the Company's Incentive Compensation Plan (the "incentive compensation plan"): (1) effective as of December 13, 1995, Article 2.4 was amended by deleting the provision limiting the amount of the annual award to any participant to the amount of the participant's annual salary for such fiscal year, and (2) effective as of January 1, 1996, subject to shareholder approval at this meeting, Article 3.2 was amended by increasing the incentive compensation fund formula (as described below) from 4% to 5%. These amendments were deemed advisable by management to allow the incentive compensation plan to continue to provide incentive compensation to executive and administrative employees of the Company and its subsidiaries who have contributed effectively to the success of the Company by their ability, industry, loyalty or exceptional services and to encourage continuance of their services with the Company by a form of recognition of their efforts in contributing significantly to the success and growth of the Company in the preceding fiscal year.

     The following is a summary of the principal provisions of the incentive compensation plan which is qualified in its entirety by reference to the complete text of the incentive compensation plan as amended (and as proposed to be amended), which is attached to this proxy statement as Exhibit B.

PLAN ADMINISTRATION. The incentive compensation plan is administered by the Compensation Committee comprised of members of the Board of Directors who are not eligible to participate in or to receive any benefits pursuant to the incentive compensation plan.

ELIGIBILITY AND PARTICIPATION. Participation under the incentive compensation plan is granted to those employees who, in the opinion of the Compensation Committee, have contributed to the success of the Company and its subsidiaries by their ability, industry, loyalty, and exceptional service.

AWARDS. The Compensation Committee determines, after the close of each fiscal year, the amount, if any, of the incentive payment to be awarded for such fiscal year to each participant. In determining the amount of the award, the Compensation Committee considers the responsibility and position of the participant during the fiscal year, the accomplishments of the division or department under his direction during such fiscal year, the amount of his annual salary, and such other factors as the Compensation Committee deems pertinent. The total of the incentive payments awarded by the Compensation Committee with respect to each fiscal year shall not exceed the total amount of the incentive compensation fund, reduced by any incentive payments for such fiscal year under the Company's senior executive incentive plan (described below). Awards under the incentive compensation plan are paid in cash as soon as practicable (but not later than six months) after the close of the fiscal year.

COMPUTATION OF THE FUND. The amount of the incentive compensation fund available for distribution by the Compensation Committee shall be as audited and certified by the independent auditors of the Company upon conclusion of the audit of the books for the fiscal year. For each fiscal year through and including the one ended December 31, 1995, the annual amount paid to the incentive compensation fund is equal to 4% of the amount by which the consolidated net earnings of the Company and its subsidiaries exceed 10% of their invested capital and long-term debt at the beginning of each fiscal year. Further, net earnings are computed before provision for the deduction for (i) federal and state income taxes, (ii) the amount of the incentive compensation fund accrued for the year, (iii) extraordinary items and prior period adjustments, and (iv) such other adjustments as the independent auditors deem appropriate under accepted accounting procedures and practices. Subject to shareholder approval at this meeting, effective for fiscal years commencing January 1, 1996, the fund formula will increase from 4% to 5%. Increasing the formula takes into consideration, among other things, the Company's more aggressive incentive-pay-for-performance posture. As discussed in the Compensation Committee Report on Executive Compensation, over the past few years the emphasis on base salaries has been lowered and bonus awards now represent a greater portion of the total direct compensation package, enhancing the Company's goal of linking pay more directly to financial performance. As a result, an ever increasing percentage of the bonus pool is awarded to key employees, and the Company wants to ensure a sufficient bonus pool to allow it to continue its goal of an aggressive incentive-pay-for-performance posture. If the 5% formula had been in effect for 1995, the incentive compensation fund pool would have been $5,954,000, rather than $4,763,000. The actual awards that would have been determined by the Compensation Committee for 1995 under the incentive compensation plan would have been the actual awards determined under the incentive compensation plan so that the executive officers would have received the same bonus amount set forth opposite their names for the calendar year 1995 in the Summary Compensation Table on page 8.

AMENDMENT AND TERMINATION. The Board of Directors of the Company may from time to time amend, suspend or terminate, in whole or in part, any or all of the provisions of the incentive compensation plan, provided that no amendment shall be adopted without shareholder approval which shall alter the present formula for determining the incentive compensation fund so as to increase the maximum annual amount available for distribution or retroactively affect the payment of any incentive payment awarded for any prior fiscal year.

     The affirmative vote of a majority of the votes entitled to be cast at the meeting by holders of shares present or represented at the meeting and entitled to vote thereon is required to adopt the amendment to the incentive compensation plan modifying the present fund formula so as to increase the maximum amount available for distribution (abstentions and broker non-votes will have the effect of votes in opposition).

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO THE COMPANY'S INCENTIVE COMPENSATION PLAN.

                        PROPOSAL TO ADOPT THE COMPANY'S
                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

     At its meeting held on December 13, 1995, the Board of Directors of the Company, acting on the recommendation of the Compensation Committee of the Board of Directors, adopted, subject to shareholder approval at this meeting, the Hubbell Incorporated Senior Executive Incentive Compensation Plan ("senior executive plan"), effective as of January 1, 1996. The purpose of the senior executive plan is to provide incentive compensation to executive officers of the Company and its subsidiaries who have contributed effectively to the success of the Company by their ability, industry, loyalty or exceptional services and to encourage continuance of their services with the Company by a form of recognition of their efforts in contributing significantly to the success and growth of the Company in the preceding fiscal year. It is intended that awards under the senior executive plan based solely on the achievement of objective performance goals will be treated as performance based compensation within the meaning of Section 162(m) of the Code that will qualify for exclusion under the $1 million limitation on deductibility of executive compensation.

     The following is a summary of the principal provisions of the senior executive plan which is qualified in its entirety by reference to the complete text of the senior executive plan which is attached to this proxy statement as Exhibit C.

PLAN ADMINISTRATION. The senior executive plan will be administered by the Compensation Committee comprised of members of the Board of Directors who are "outside directors" within the meaning of Section 162(m) of the Code and who are not eligible to participate in or to receive any benefits pursuant to the senior executive plan.

ELIGIBILITY AND PARTICIPATION. The persons eligible to participate in the senior executive plan will be those senior executive officers who are, or, as determined in the discretion of the Compensation Committee, may become "covered employees" (as defined in Section 162(m) of the Code) of the Company for the applicable taxable year of the Company.

DETERMINATION OF INCENTIVE PAYMENTS. The Compensation Committee shall establish by March 30 of each calendar year the objective performance goals for that year and shall determine the method by which a participant's incentive payments shall be calculated for that year based on the attainment of such performance goals. Such method may include determining a participant's incentive payments by allocating to the participant a designated percentage of the incentive compensation fund established each year under the Company's incentive compensation plan (described above). Other methods may include performance goals based on stock price, market share, sales, earnings per share, return on equity, or costs. The bonus paid to any participant for any year cannot exceed $1.5 million, and the Compensation Committee may reduce, but may not increase, the incentive payment to a participant to reflect individual performance and/or unanticipated factors. Awards under the senior executive plan will be paid in cash as soon as practicable (but not later than six months) after the close of the fiscal year.

AMENDMENT AND TERMINATION. The Board of Directors of the Company may from time to time amend, suspend or terminate any or all of the provisions of the senior executive plan, provided that (i) no such action shall affect the rights of any participant or the operation of the senior executive plan with respect to any payment to which a participant may have become entitled prior to the effective date of such action, and (ii) no amendment that requires shareholder approval in order for incentive payments to be deductible under the Code may be made without approval of the shareholders of the Company.

     Subject to shareholder adoption of the senior executive plan, for the year commencing January 1, 1996, the Compensation Committee has (a) designated Mr. Ratcliffe as the sole participant in the senior executive plan, (b) established the objective performance goal for Mr. Ratcliffe by designating that, subject to the terms of the senior executive plan, 15% of the incentive compensation fund pool established under the Company's incentive compensation plan be paid to Mr. Ratcliffe, and (c) determined that no adjustments in calculating said incentive compensation fund pool would be made other than those allowed by Section 162(m) of the Code.

     The affirmative vote of a majority of the votes entitled to be cast at the meeting by holders of shares present or represented at the meeting and entitled to vote thereon is required to adopt the senior executive plan (abstentions and broker non-votes will have the effect of votes in opposition).


     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE HUBBELL INCORPORATED SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN.


                      RATIFICATION OF THE SELECTION OF AND
                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The selection of independent accountants to examine the financial statements of the Company made available or transmitted to shareholders and filed with the SEC for the year 1996 is to be submitted to the meeting for ratification or rejection. Price Waterhouse L.L.P., 300 Atlantic Street, Stamford, Connecticut, has been selected by the Board of Directors of the Company to examine such financial statements.

     Price Waterhouse L.L.P. have been independent accountants of the Company for many years. The Company has been advised that a representative of Price Waterhouse L.L.P. will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires. The fees paid in 1995 for professional services provided by Price Waterhouse L.L.P. to the Company and its subsidiaries were approximately $870,000.

     If the shareholders do not ratify the selection of Price Waterhouse L.L.P., such selection will be reconsidered by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE.

                                    GENERAL

     The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals. The Company has retained D. F. King & Co., Inc., to assist in the solicitation of proxies, at an estimated cost of $7,500, plus reasonable expenses.

     Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of the election of the nominees to the Board named herein, the ratification of the selection of independent accountants, the amendment to, and restatement of, the Company's Restated Certificate of Incorporation, the amendment to the Company's incentive compensation plan, and the adoption of the Company's senior executive plan. All proxies will be voted as specified.

     Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

                         SHAREHOLDER PROPOSALS FOR THE
                              1997 ANNUAL MEETING

     Shareholder proposals for inclusion in the proxy materials related to the 1997 Annual Meeting of Shareholders must be received by the Company no later than December 6, 1996.

                                                  By Order of the Board of
                                                  Directors

                                                              HUBBELL
                                                              INCORPORATED

Orange, Connecticut
March 22, 1996

                                                                       EXHIBIT A

                              HUBBELL INCORPORATED
                             (A STOCK CORPORATION)
                     RESTATED CERTIFICATE OF INCORPORATION
           (BY ACTION OF THE BOARD OF DIRECTORS AND THE SHAREHOLDERS)

FIRST: That the name of the corporation is Hubbell Incorporated.

SECOND: That said corporation is located in the Town of Orange, County of New Haven, in the State of Connecticut.

THIRD: That the nature of the business to be transacted, and the purposes to be promoted or carried out, by said corporation are as follows:


To manufacture, buy, sell, own, and deal in machinery, tools, machine screws, electrical goods, supplies, apparatus, devices and fixtures of every character, material and description, and to buy, sell, own, and deal in letters patent and rights and licenses under letters patent, necessary or convenient for the prosecution of its business, and to grant rights and licenses to others under letters patent which may be owned by said corporation, and to buy, sell, mortgage, own and deal in such real estate as may be necessary or convenient for the prosecution of its business, and generally to do all things necessary or convenient for the prosecution of its business, and the proper conduct and management thereof.


FOURTH: A. The total number of shares of the capital stock of this Corporation hereby authorized is 205,891,097 divided into 5,891,097 shares of Preferred Stock without par value, 50,000,000 shares of Class A Common Stock of the par value of $0.01 each, and 150,000,000 shares of Class B Common Stock of the par value of $0.01 each.

            B. Except as may otherwise be provided by law, the holders of record of Class A and Class B Common Stock shall vote as a single class, and the holder of record of each issued and outstanding share of Class A Common Stock shall be entitled to have 20 votes and the holder of record of each issued and outstanding share of Class B Common Stock shall be entitled to have one vote, upon all matters brought before any meeting of the stockholders of the corporation. In all other respects, whether as to dividends or upon liquidation, dissolution or winding up of the affairs of the corporation, or otherwise, the holders of record of the Class A Common Stock and the holders of record of the Class B Common Stock shall have identical rights and privileges on the basis of the number of shares held except that stock dividends may be declared and paid on shares of Class A Common Stock in whole or in part in shares of Class B Common Stock.

            C. No holder of stock of the corporation of any class shall have any preemptive or other rights to subscribe to or purchase any new or additional or increased shares of stock of this corporation of any class or any scrip, rights, warrants, bonds or other obligations, security or evidences of indebtedness, whether or not convertible into or exchangeable for, or shall claim rights to purchase or otherwise acquire, shares of stock of the corporation of any class.


            C.1 The corporation may, to the extent of its unreserved and unrestricted capital surplus, (a) make distributions of cash or property to its shareholders with respect to its outstanding shares or any thereof, and (b) make purchases and permit conversions of its own shares for cash, securities or other property.

            D. The Preferred Stock may be issued from time to time in series and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be of equal rank and shall be identical except as expressly determined by the Board of Directors pursuant to this paragraph FOURTH. The Board of Directors is hereby expressly vested with authority to fix and determine the variations as among such series. Except as otherwise provided by law, the foregoing authority shall include without limitation with respect to each such series authority to fix and determine the number of shares thereof, the dividend rate, whether dividends shall be cumulative and, if so, from which date or dates, voting rights, liquidation rights, the redemption price or prices, if any, and the terms and conditions of the redemption, any sinking fund provisions for the redemption or purchase of shares of the series, and the terms and conditions on which the shares are convertible into Class A Common Stock or Class B Common Stock, or both, if they are convertible; provided, however, that all shares of Preferred Stock shall constitute one and the same class, and shall be of equal rank, regardless of series, in respect of the payment of dividends and distributions in liquidation. Before the issuance of shares of Preferred Stock any provision of which is fixed by the Board of Directors as hereinbefore set forth the Board of Directors shall by its Resolution amend the Certificate of Incorporation as required by Section 33-341 of the Stock Corporation Act of the State of Connecticut.

FIFTH: That the amount of capital with which this corporation shall commence business is one hundred thousand dollars.

SIXTH: That the duration of the corporation is unlimited.

SEVENTH: The personal liability of any Director to the corporation or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the Director, (b) enable the Director or an associate, as defined in subdivision (3) of Section 33-374d of the Connecticut General Statutes, to receive an improper personal economic gain,
(c) show a lack of good faith and a conscious disregard for the duty of the Director to the corporation under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the corporation, or (e) create liability under Section 33-321 of the Connecticut General Statutes. This provision shall not limit or preclude the liability of a Director for any act or omission occurring prior to the date this provision becomes effective by the filing of a certificate amending the Restated Certificate of Incorporation of the corporation with the Secretary of the State of the State of Connecticut. Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the corporation shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification.

                                                                       EXHIBIT B

                              HUBBELL INCORPORATED

                          INCENTIVE COMPENSATION PLAN
--------------------------------------------------------------------------------

                                   ARTICLE I

                                    PURPOSE

     1.1 The purpose of this Incentive Compensation Plan (the "Plan") is to provide incentive compensation to executive and administrative employees of Hubbell Incorporated (the "Company") and its subsidiaries who have contributed effectively to the success of the Company by their ability, industry, loyalty or exceptional services and to encourage continuance of their services with the Company by a form of recognition of their efforts in contributing significantly to the success and growth of the Company in the preceding fiscal year.

     1.2 The persons eligible to participate in the Plan shall be those employees who are primarily responsible in an administrative or executive capacity for the direction of the functions and operations of the divisions and departments within the Company or a subsidiary of the Company.

                                   ARTICLE II

                                 ADMINISTRATION

     2.1 The Board of Directors shall appoint in each year from among their number at least three directors, none of whom shall be an employee of the Company, to be known as the Bonus and Salary Committee (the "Committee"), to serve at the pleasure of the Board. Vacancies in the Committee shall be filled by the Board.

     2.2 The Committee shall administer the Plan under such rules, regulations and criteria as it shall prescribe. It shall designate a member thereof as secretary to keep minutes and records of its proceedings. It shall report its doings to the Board of Directors. Its decisions in the administration and interpretation of the Plan shall be final as to all interested parties and shall be and constitute acts of the Company.

     2.3 The Committee shall from time to time designate the employees eligible for participation in the Plan. The persons so designated by the Committee are hereinafter called "participants". In making such designations the Committee shall give consideration to the recommendations and criticisms of the executive officers of the Company.

     2.4 The Committee in its discretion shall determine after the close of each fiscal year the amount, if any, of the incentive payment to be awarded for such fiscal year to each participant. In determining the amount thereof the Committee shall consider the responsibility and position of the participant during such fiscal year, the accomplishments of the division or department under his direction during such fiscal year, the amount of his annual salary during such fiscal year and such other factors as the Committee deems pertinent. The total of the incentive payments awarded by the Committee with respect to each fiscal year shall not exceed the total amount of the incentive compensation fund as determined under Article III, reduced by any incentive payments in respect of such fiscal year under the Company's Senior Executive Incentive Compensation Plan.

                                  ARTICLE III

                                  COMPUTATION
                         OF INCENTIVE COMPENSATION FUND

     3.1 Incentive payments under the Plan shall be made out of the incentive compensation fund. The amount of the incentive compensation fund available for distribution by the Committee shall be as audited and certified by the independent auditors of the Company who shall report the amount thereof to the Board of Directors and to the Committee upon conclusion of the audit of the books for the fiscal year.

     3.2 The incentive compensation fund shall be limited to that amount determined by the independent auditors of the Company. The annual amount paid to the incentive compensation fund shall be equal to 5% of the amount by which the consolidated net earnings of the Company and its subsidiaries exceed 10% of their invested capital and long-term debt at the beginning of each fiscal year. Net earnings shall be computed before provision for the deduction of (i) federal and state income taxes, (ii) the amount of the incentive compensation fund accrued for the year, (iii) extraordinary items and prior period adjustments and
(iv) such other adjustments as the auditors deem appropriate under accepted accounting procedures and practices.

     3.3 The unawarded balance of said fund with respect to any fiscal year shall be returned to the general funds of the Company at the end of three years.

                                   ARTICLE IV

                                METHOD OF MAKING
                               INCENTIVE PAYMENTS

     4.1 Incentive payments awarded under the Plan shall be paid in cash. The amount of any incentive payment to be made to a participant in cash shall be paid as soon as practicable (but not later than six months) after the close of the fiscal year for which such incentive payment is awarded.

                                   ARTICLE V

                               GENERAL PROVISIONS

     5.1 Neither the establishment of the Plan nor the selection of any employee as a participant shall give any such participant any right to be retained in the employ of the Company or any subsidiary of the Company, or any right whatsoever under the Plan other than to receive incentive payments awarded by the Committee.

     5.2 The place of administration of the Plan shall be conclusively deemed to be within the State of Connecticut, and the validity, construction, interpretation and effect of the Plan, its rules and regulations and the rights of any and all participants having or claiming to have an interest therein or thereunder shall be governed by and determined conclusively and solely in accordance with the laws of the State of Connecticut, without regard to any conflicts of laws provisions.

     5.3 No member of the Board of Directors or of the Committee shall be liable to any person in respect of the Plan for any act or omission of such member or of any other member or of any officer, agent or employee of the Company.

                                   ARTICLE VI

                             AMENDMENT, SUSPENSION
                                 OR TERMINATION

     6.1 The Board of Directors of the Company may from time to time amend, suspend or terminate, in whole or in part, any or all of the provisions of the Plan, provided that no such action shall affect the rights of any participant or the operation of the Plan with respect to any payment to which a participant may have become entitled, deferred or otherwise, prior to the effective date of such action.

     6.2 No amendment without prior stockholder approval shall be adopted by the Board of Directors which shall alter the present formula for determining the incentive compensation fund so as to increase the maximum annual amount available for distribution or retroactively affect the payment of any incentive payment awarded for any prior fiscal year.

                                  ARTICLE VII

                           EFFECTIVE DATE OF THE PLAN

     The Plan shall become effective on December 10, 1968.

---------------

As restated and amended effective January 1, 1996

                                                                       EXHIBIT C

                              HUBBELL INCORPORATED
                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN
--------------------------------------------------------------------------------

                                   ARTICLE I

                                    PURPOSE

     The purpose of this Senior Executive Incentive Compensation Plan (the "Plan") is to provide incentive compensation to executive officers of Hubbell Incorporated (the "Company") and its subsidiaries who have contributed effectively to the success of the Company by their ability, industry, loyalty or exceptional services and to encourage continuance of their services with the Company by a form of recognition of their efforts in contributing significantly to the success and growth of the Company in the preceding fiscal year.

                                   ARTICLE II

                                 ADMINISTRATION

     2.1 The Board of Directors shall appoint in each year from among their number at least three directors, each of whom shall be an "outside director" as that term is defined under Section 162(m) of the Code, to be known as the Bonus and Salary Committee (the "Committee"), to serve at the pleasure of the Board. Vacancies in the Committee shall be filled by the Board.

     2.2 The Committee shall administer the Plan under such rules, regulations and criteria as it shall prescribe. Its decisions in the administration and interpretation of the Plan shall be final as to all interested parties and shall be and constitute acts of the Company.

                                  ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

     3.1 The persons eligible to participate in the Plan shall be those senior executive officers who are, or, as determined in the discretion of the Committee may become "covered employees" (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, the "Code") of the Company for the applicable taxable year of the Company.

     3.2 The Committee shall from time to time designate the employees eligible for participation in the Plan. The persons so designated by the Committee are hereinafter called "participants".

                                   ARTICLE IV

                      DETERMINATION OF INCENTIVE PAYMENTS

     4.1 On or before March 30 of each calendar year, the Committee shall establish objective performance goals for that year and shall determine the method by which a participant's incentive payments hereunder shall be calculated for that year, based on the attainment of such performance goals. Such method may include, but shall not be limited to, determining a participant's incentive payments by allocating to the Executive a designated percentage of the incentive compensation fund established each year under Article III of the Company's Incentive Compensation Plan. Other methods may include performance goals based on stock price, market share, sales, earnings per share, return on equity, or costs. Without limiting its authority hereunder, the Committee may condition payment of a participant's incentive payments on additional employment criteria; e.g., that the participant remain in the employ of the Company for the entire year.

     4.2 After the end of the applicable year the Committee shall certify in writing whether the performance goals and any other material terms of the incentive payment have been satisfied (such written certification may take the form of minutes of the Committee). The Committee shall have the discretion, prior to making any incentive payment, to decrease, but not increase, the incentive payment otherwise calculated pursuant to Section 4.1.

     4.3 In no event shall the annual incentive payment to any participant exceed $1.5 million.

                                   ARTICLE V

                      METHOD OF MAKING INCENTIVE PAYMENTS

     5.1 Incentive payments awarded under the Plan shall be paid in cash. The amount of any incentive payment to be made to a participant in cash shall be paid as soon as practicable (but not later than six months) after the close of the fiscal year for which such incentive payment is awarded.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     6.1 Neither the establishment of the Plan nor the selection of any employee as a participant shall give any participant any right to be retained in the employ of the Company or any subsidiary of the Company, or any right whatsoever under the Plan other than to receive incentive payments awarded by the Committee.

     6.2 The place of administration of the Plan shall be conclusively deemed to be within the State of Connecticut, and the validity, construction, interpretation and effect of the Plan, its rules and regulations and the rights of any and all participants having or claiming to have an interest therein or thereunder shall be governed by and determined conclusively and solely in accordance with the laws of the State of Connecticut, without regard to any conflicts of laws provisions.

     6.3 No member of the Board of Directors of the Committee shall be liable to any person in respect of the Plan for any act or omission of such member or of any other member or of any officer, agent or employee of the Company.

     6.4 This Plan shall not be deemed the exclusive method of providing incentive compensation to a participant or any other employee of the Company or a subsidiary of the Company.

     6.5 The Company or any subsidiary making a payment hereunder shall withhold therefrom such amounts as may be required by federal, state or local law.

                                  ARTICLE VII

                      AMENDMENT, SUSPENSION OR TERMINATION

     7.1 The Board of Directors of the Company may from time to time amend, suspend or terminate, in whole or in part, any or all of the provisions of the Plan, provided that (i) no such action shall affect the rights of any participant or the operation of the Plan with respect to any payment to which a participant may have become entitled, deferred or otherwise, prior to the effective date of such action, and (ii) no amendment that requires shareholder approval in order for incentive payments hereunder to be deductible under the Code may be made without approval of the shareholders of the Company.

                                  ARTICLE VIII

                           EFFECTIVE DATE OF THE PLAN

     The Plan shall become effective as of January 1, 1996, subject to approval by shareholders in the manner required by Section 162(m) of the Code.

                              HUBBELL INCORPORATED

              Proxy Solicited on Behalf of the Board of Directors
                For Annual Meeting of Shareholders, May 6, 1996
                      (For Shares of Class A Common Stock)

        PROXY

    The undersigned hereby appoints each of G.J. RATCLIFFE and RICHARD W. DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and at any adjournment thereof upon the matters set forth in the notice of meeting and Proxy Statement dated March 22, 1996 and upon all other matters properly coming before said meeting or any adjournment thereof. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR ITEMS (2),
(3), (4), AND (5) UNLESS A CONTRARY SPECIFICATION IS MADE, IN WHICH CASE IT WILL BE VOTED IN ACCORDANCE WITH SUCH SPECIFICATION.

   PLEASE FILL IN, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY IN
                           THE ACCOMPANYING ENVELOPE.

                (Continued and to be signed on the other side.)

                                                                     Please mark
                                                            / X /     your votes
                                                                       as this


                      FOR SHARES OF CLASS A COMMON STOCK



  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL THE
                NOMINEES IN ITEM 1, AND FOR ITEMS 2, 3, 4 AND 5


ITEM 1 -- ELECTION OF DIRECTORS

G. RATCLIFFE, E. BROOKS, G. EDWARDS, J. HOFFMAN,
H. McDONELL, A. McNALLY IV, D. MEYER, J. URQUHART, M. WALLOP

   FOR all nominees listed                      WITHHOLD AUTHORITY
  above, (except as marked                   to vote for all nominees
   to the contrary below).                         listed above.

           /  /                                        /  /

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

-------------------------------------------------

                                                     FOR     AGAINST     ABSTAIN

ITEM 2 -- Ratification of the selection of
Price Waterhouse as independent accountants
for the year 1996.                                    / /       / /         / /

ITEM 3 -- Amendment and restatement of the
Company's Restated Certificate of Incorporation.      / /       / /        / /

ITEM 4 -- Amendment to the Company's Incentive
Compensation Plan.                                    / /       / /        / /

ITEM 5 -- Adoption of the Company's Senior
Executive Incentive Compensation Plan.                / /       / /       / /




Signature(s)                                                    Date
             -------------------------------------------------       -----------

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. PERSONS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THEIR CAPACITY.

                              HUBBELL INCORPORATED

              Proxy Solicited on Behalf of the Board of Directors
                For Annual Meeting of Shareholders, May 6, 1996
                      (For Shares of Class B Common Stock)


        PROXY


     The undersigned hereby appoints each of G. J. RATCLIFFE and RICHARD W. DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and at any adjournment thereof upon the matters set forth in the notice of meeting and Proxy Statement dated March 22, 1996 and upon all other matters properly coming before said meeting or any adjournment thereof. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR ITEMS (2),
(3), (4), AND (5) UNLESS A CONTRARY SPECIFICATION IS MADE, IN WHICH CASE IT WILL BE VOTED IN ACCORDANCE WITH SUCH SPECIFICATION.


   PLEASE FILL IN, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY IN
                           THE ACCOMPANYING ENVELOPE.

                (Continued and to be signed on the other side.)

                                                                     Please mark
                                                            / X /     your votes
                                                                       as this


                       FOR SHARES OF CLASS B COMMON STOCK

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL THE
                NOMINEES IN ITEM 1, AND FOR ITEMS 2, 3, 4 AND 5


ITEM 1 -- ELECTION OF DIRECTORS

G. RATCLIFFE, E. BROOKS, G. EDWARDS, J. HOFFMAN,
H. McDONELL, A. McNALLY IV, D. MEYER, J. URQUHART, M. WALLOP

   FOR all nominees listed                      WITHHOLD AUTHORITY
  above, (except as marked                   to vote for all nominees
   to the contrary below).                         listed above.

           /  /                                        /  /

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

-------------------------------------------------

                                                     FOR     AGAINST     ABSTAIN

ITEM 2 -- Ratification of the selection of
Price Waterhouse as independent accountants
for the year 1996.                                    / /       / /         / /

ITEM 3 -- Amendment and restatement of the
Company's Restated Certificate of Incorporation.      / /       / /        / /

ITEM 4 -- Amendment to the Company's Incentive
Compensation Plan.                                    / /       / /        / /

ITEM 5 -- Adoption of the Company's Senior
Executive Incentive Compensation Plan.                / /       / /       / /




Signature(s)                                                    Date
             -------------------------------------------------       -----------

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. PERSONS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THEIR CAPACITY.